Exhibit 10.7

2121 South El Camino Real San Mateo, California 94403

August 6, 2013

Mr. Michael Brodsky

[Address]

Dear Michael:

Selectica, Inc. (the “Company”) is pleased to confirm that the terms of your temporary employment as set forth below, effective as of August 6, 2013.

1.     Position. Your title will be Chairman and Interim Chief Executive Officer and you will report to the Company’s Board of Directors (“Board”). This is a full-time, temporary position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company; provided, however, that for purposes of clarity, the foregoing is not intended to restrict any time you may spend as a director on a board of directors on which you currently sit or that may be agreed upon in advance with the Company’s vice chairman. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.     Cash Compensation. The Company will pay you a salary at the rate of $25,000 per month, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule. If your temporary employment continues beyond six (6) months, we will mutually agree on new compensation terms

In addition, you will be eligible to receive a retention bonus (“Retention Bonus”) based on your continuing to serve in the role of interim CEO role and focus on previously agreed upon Company priorities. The Retention Bonus will be in amount equal to your completed number of full calendar months of employment with the Company, for up to six (6) months, multiplied by $7,500, less all state and federal taxes and withholdings. For example, if you remain employed for five (5) full months and achieve the established objectives you would be eligible to receive a Retention Bonus of $37,500. The Retention Bonus will be paid out in a lump sum on the thirtieth (30th) day following the earlier of (i) the termination of your employment and (ii) the end of the initial six (6) month period. After such six-month period we will mutually agree on new bonus terms.

3.     Restricted Stock Units and Stock Options.

3.1.     CEO Grants. You will be granted (i) 25,000 restricted stock units representing shares of the Company’s Common Stock (the “CEO Units”) and (ii) a stock option (the “CEO Option”) to purchase 50,000 shares of Company’s Common Stock, in each case under Company’s 1999 Equity Incentive Plan (the “EIP”). The CEO Units and the CEO Options shall be granted on the third full trading day after the post-market release of the Company’s earnings release for the quarter ended June 30, 2013, with the CEO Options having an exercise price equal to the fair market value of the Company’s common stock at the close of market on the date of the grant, and the CEO Units and CEO Options shall vest over a 24 month period (regardless of whether you continue employment, except as noted below) in equal quarterly installments from your August 6, 2013 start date, provided you do not voluntarily resign without the Board’s consent prior to 6 months of continuous service. The CEO Units will be settled on the earliest Permissible Trading Day after they vest. In addition, 100% of the CEO Units and CEO Options will vest and the CEO Units will be settled immediately if the Company is subject to a Change in Control, as defined in the EIP. The grants of the CEO Units and CEO Options are subject to the other terms and conditions set forth in the EIP and the Company’s forms of Stock Unit Agreement and Stock Option Agreement. Subject to compliance with Code Section 409A (as defined below), a “Permissible Trading Day” is a day on which you are able to sell shares of the Company’s Common Stock in a public market without violating applicable laws or Company policies, as defined more specifically in your Stock Unit Agreement.

August 6, 2013

3.2.     Director Grants. You acknowledge and agree that during the term of your employment with the Company you will not be eligible to receive any cash or equity compensation under the Company’s Compensation Program for Non-Employee Directors (the “Director Compensation Plan”); provided, however, that any options or restricted stock units previously granted to you under the Director Compensation Plan (the “Director Grants”) would continue to vest; provided further, however, that upon any discontinuance of your employment with the Company, assuming your continued service as a director, you would again be eligible for cash and equity compensation under the Director Compensation Plan but that no additional options or restricted stock units would be provided to you under the Director Compensation Plan until the completion of vesting of the previously granted Director Grants, respectively.

4.     Employee Benefits. Although you are an interim employee, you will be eligible to participate in all of the Company-sponsored benefits under the Company's standard employee benefits programs under which you may be eligible, as they may be amended from time to time. In addition, you will be entitled to PTO in accordance with the Company’s PTO policy, as in effect from time to time. However, you will not be entitled to participate in any Company severance plan or receive any severance payments or severance benefits pursuant to any such severance plan or otherwise.

5.     Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. However according to the provisions of Section 3 above, all equity granted under that section you will be eligible to retain. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

6.     Tax Matters.

      6.1.     Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

      6.2.     Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

August 6, 2013

6.3    Code Section 409A. It is intended that this letter agreement will comply with, or be exempt from, Section 409A of the  Internal Revenue Code and any regulations issued thereunder (collectively “Code Section 409A”) to the extent any amounts payable under this letter agreement are considered “nonqualified deferred compensation” under Code Section 409A.  To the extent required by Code Section 409A, if you are a “specified employee” at the time of your “separation from service” (as each term is defined under Code Section 409A) with the Company and all affiliates, any nonqualified deferred compensation that is payable to you on account of that  separation from service will be delayed and paid promptly after the earlier of the date that is six (6) months after the date of such separation from service or the date of your death after such separation from service. In addition, to the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A of the Code, amounts payable under this letter agreement on account of your termination of employment shall only be paid if you e experience a “separation from service” as defined in Code Section 409A.

7.     Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org or from Human Resources) in San Mateo County, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

8.     Indemnification; D&O Coverage. The Company will indemnify you (including advance of expenses) and hold you harmless to the fullest extent permitted by the certificate of incorporation and by-laws of the Company against any and all actions, suits, claims, judgments, costs, expenses (including reasonable attorneys’ fees) losses and damages resulting from your performance of your duties and obligations with the Company and any of its affiliates.  In addition, you will be covered as an insured, during your employment and at all times thereafter during which you may be subject to any liability, under the Company’s directors and officers liability insurance to the same extent as are current members of the Board.

9. Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company regarding the terms of your employment and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding the terms of your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Board. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

* * * * *

August 6, 2013

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please do not hesitate to let me know.

Very truly yours,

SELECTICA, INC.

By: /s/ Alan Howe

Name: Alan Howe, on behalf of the Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY
Dated:	August 6, 2013